Exhibit 99.2

Important Notice Regarding the Availability of Materials

HEWLETT-PACKARD COMPANY

HEWLETT-PACKARD COMPANY 3000 HANOVER STREET, MS1050 PALO ALTO, CA 94304

You are receiving this communication because you hold securities in the company listed above. They have released informational materials that are now available for your review. This notice provides instructions on how to access HEWLETT-PACKARD COMPANY materials for informational purposes only.

You may view the materials online at www.materialnotice.com and easily request a paper or e-mail copy (see reverse side).

See the reverse side for instructions on how to access materials.

— How to Access the Materials —

Materials Available to VIEW or RECEIVE:
FORM 10
How to View Online:
Have the information that is printed in the box marked by the arrow (located on the following page) and visit: www.materialnotice.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these materials, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.materialnotice.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@materialnotice.com
* If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow (located on the following page) in the subject line.
Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor.

THIS NOTICE WILL ENABLE YOU TO ACCESS MATERIALS FOR INFORMATIONAL PURPOSES ONLY

THIS PAGE WAS INTENTIONALLY LEFT BLANK